Exhibit 4.4
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     Amended and Restated Statement of Designation, Number, Voting Powers,
    Preferences and Rights of Series of Preferred Stock of BAB Holdings, Inc.
           To be Designated Series A Convertible Preferred Stock


          BAB Holdings, Inc., an Illinois corporation (the "Corporation"), pursuant to authority conferred on the Board of Directors of the Corporation by the Articles of Incorporation and in accordance with the Illinois Business Corporation Act, certifies that the Board of Directors of the Corporation, by unanimous written action, duly adopted the following amended and restated resolution providing for the establishment and issuance of a series of Preferred Stock designated as "Series A Convertible Preferred Stock" consisting of 120,000 shares, which shall supersede and replace in its entirety that certain "Statement of Designation, Number, Voting Powers, Preferences and Rights of Series of Preferred Stock of BAB Holdings, Inc. to be Designated Series A Convertible Preferred Stock" filed of record with the Secretary of State of Illinois on February 27, 1997 as Filing No. 05707-411-6.


          RESOLVED, that, pursuant to the authority expressly granted and vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, a series of Series Preferred Stock of the Corporation be and hereby is established, consisting of 120,000 shares, to be designated "Series A Convertible Preferred Stock" (hereinafter "Series A Preferred Stock"); the Board of Directors be and hereby is authorized to issue such shares of Series A Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and subject to the limitations provided by law and by the Articles of Incorporation, the powers, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, the Series A Preferred Stock shall be as follows:

1. Dividends:
(a) From and after the date of issuance (the "Original Issue Date") until the Expiration Date (defined in Section 4(a) below), the holders of the Series A Preferred Stock shall be entitled to an annual dividend per share prior to the payment of any cash dividends on the Corporation's Common Stock, equal to eight percent (8%) of $25.00 (the "Original Purchase Price"), or $2.00 per share, which shall be payable, if and when the Preferred Stock shall be converted to Common Stock, in cash or, at the option of the Corporation, in shares of Common Stock at the Conversion Rate (as defined in Section 4(a) herein) determined if and when the Preferred Stock shall be converted to Common Stock; provided that during a Conversion Suspension Period, dividends will accrue at the rate of 15% per annum, or $3.75 per share. Dividends shall accrue and be deemed to accrue day-to-day based on a 360-day year of twelve 30 day months, whether or not declared, and shall be cumulative. The accumulation of dividends on the Series A Preferred Stock shall not bear interest.

2. Liquidation, Dissolution or Winding Up:
(a) The holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (collectively referred to as "Senior Preferred Stock"), but before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Original Purchase Price of $25.00 per share plus accrued dividends (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation.

(b) After the payment of all preferential amounts required to be paid to the holders of Series A Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the holders of the Series A Preferred Stock shall not be entitled to share in or receive any remaining assets or funds of the Corporation available for distribution to its shareholders.

3.  Voting; Limitations on Certain Actions:
The holders of the outstanding shares of Series A Preferred Stock shall have no rights to vote, and shall have no rights to approve or disapprove any matter presented for vote or other action by the holders of the Common Stock, except as specifically required by applicable law.

4.  Optional Conversion:
The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a)  Right to Convert.
The Preferred Stock shall be convertible to Common Stock at the option of the holder, (i) on and after August 1, 1997 (the "Initial Conversion Date") until the close of business on July 31, 1999 (the "Expiration Date"), subject to extension by a number of days equal to the number of trading days in any Conversion Suspension Period (defined below) during the period prior to July 31, 1999, and (ii) upon the effective date of the first registration statement filed by the Corporation under the Securities Act of 1933 on and after the Original Issue Date and prior to August 1, 1997 (except for a registration statement on Form S-8 or a registration statement in connection with any acquisition by the Corporation). Each share of Series A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Original Purchase Price, by (ii) the lesser of
(A) 140% of the average closing bid price of the Corporation's Common Stock for the 15 trading days immediately preceding the Original Issue Date and (B) 85% of the average closing bid price of the Corporation's Common Stock for the 30 trading days immediately preceding the Conversion Date (as defined in Section 4(c) below) (as so determined, the "Conversion Rate"). Not withstanding the foregoing, in the event of conversion of Series A Preferred Stock by a Holder following notice of an underwritten public offering pursuant to section 6(a) in which said holder has given notice of participation, the Conversion Rate shall be the lesser of the rate determined pursuant to the immediately preceding sentence, and eighty-five percent (85%) of the "price to public" as set forth in the final prospectus for such offering. The Corporation shall not be required to convert any shares of the Series A Preferred Stock during a Conversion Suspension Period as defined below.

A Conversion Suspension Period shall go into effect if, at any time on or after the later of (i) September 15, 1997, or (ii) the date which is 30 trading days following the date that the registration statement (as described in Section 6(b) below) is declared effective by the Securities and Exchange Commission, the closing bid price for shares of the Common Stock is less than 60% of the closing bid price of the Common Stock on the trading day immediately preceding the date of first issuance of any Series A Preferred Stock (as to such closing bid price, the "Lodestar Price") for 30 consecutive trading days. Such Conversion Suspension Period shall continue until the first trading day thereafter that the closing bid price for the Common Stock has exceeded 60% of the Lodestar Price for 30 consecutive trading days; provided however that a Conversion Suspension Period shall not continue for more than sixty (60) days in any period of 365 days.

During any Conversion Suspension Period, the Corporation at its option may redeem any or all of the Series A Preferred Stock by payment to the holders of 115% of the Original Purchase Price plus all accrued and unpaid dividends for each such share of Series A Preferred Stock.

In the event of a liquidation of the Corporation prior to the Expiration Date, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

(b) Fractional Shares.
No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash.

(c) Mechanics of Conversion
(i) In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall deliver written notice of conversion of such shares of Series A Preferred Stock (which may be by facsimile transmission), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent for the Series A Preferred Stock). Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Prior to issuance of any Common Stock, the certificates representing the Series A Preferred Stock shall be surrendered for conversion and shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder. The date of receipt of notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (as to each such date, a "Conversion Date"). The Corporation shall, use its best efforts to ensure that, within five (5) business days after receipt of the certificates representing the Series A Preferred Stock, its transfer agent shall issue and deliver to such Holder or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock.

(iii) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate on the Conversion Date, except for the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends thereon. Any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

(d) Adjustment for Merger, Sale, or Reclassification, etc.
In case of any consolidation or merger of the Corporation with or into another corporation in which the Corporation is not the surviving entity, the sale of all or substantially all of the assets of the Corporation to another corporation, or a reclassification or other change in the Common Stock, each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale or reclassification or other change; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this
Section 4 shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(e) No Impairment.
The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(f) Certificate as to Adjustments.
Upon the occurrence of each adjustment pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment, the facts upon which such adjustment is based, and the number of shares of Common Stock or other securities or property which then would be received upon the conversion of Series A Preferred Stock.

(g)Notice of Record Date.
In the event: (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation; (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock; (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation; then the Corporation shall cause to be mailed to the holders of the Series A Preferred Stock at their last address as shown on the records of the Corporation a notice stating (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution.

6.      Registration Rights.

(a) Piggyback Registration.

(i) For a period commencing on and after March 24, 1997 and ending at close of business on the Expiration Date, each time the Corporation shall determine to proceed with the preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale for money of any of its securities by it on a form permitting the inclusion of securities by selling holders, the Corporation will give written notice of its determination to holders of the Series A Preferred Stock and holders of Common Stock acquired upon conversion of the Preferred Stock (the "Common Shares"). Upon the written request of any such holder, (individually, a "Holder" and collectively, the "Holders") provided to the Corporation within 30 days after receipt of any such notice from the Corporation, the Corporation will, except as herein provided, cause all issued Common Shares with respect to which the Holder has requested registration, to be included in such registration statement, all to the extent required to permit the sale or other disposition by the Holder of the Common Shares to be so registered; provided, however, that nothing herein shall prevent the Corporation from, at any time, abandoning or delaying any such registration initiated by it.

(ii) If any such registration shall be underwritten in whole or in part, the Corporation may require that the Common Shares requested for inclusion by a Holder pursuant to this Section be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. All Common Shares as to which Holders did not request inclusion, shall be withheld from the market by the Holders for a period, not to exceed 180 days, which the managing underwriter reasonably determines is necessary in order to effect such underwritten public offering pursuant to written agreement by the Holders (the "Lock-out Agreement").

(iii) In exchange for such Lock-out Agreement, if any, by Holders who requested inclusion in the registration statement but whose participation was reduced or eliminated, the Corporation shall issue two-year warrants to each such Holder for purchase of shares of Common Stock in an amount equal to fifty percent (50%) of the number of the Common Shares held by such Holder that were excluded from such offering at the direction of the managing underwriters. The exercise price for the warrants shall be equal to one hundred thirty percent (130%) of the closing bid price of the Corporation's Common Stock on the effective date of the offering. Notwithstanding the foregoing, if an offering occurs prior to the Initial Conversion Date, then Holders who did not elect to participate shall also receive warrants, as described above, for purchase of a number of shares of Common Stock equal to fifty percent (50%) of the Common Shares which have been issued to each such Holder, or are issuable to each such Holder on the effective date of the offering upon conversion.

(b) Required Registration.

(i) The Corporation shall use its best efforts to prepare and file a registration statement under the Securities Act covering the Common Shares not later than May 15, 1997, and shall use its best efforts to cause such registration statement to become effective, not later than the Initial Conversion Date (or December 15, 1997 if, prior to August 1, 1997, the Corporation has offered all Holders the opportunity to participate in a registration under Section 6(a) without reduction in the number of Common Shares included). The Corporation shall be entitled to include in such registration statement securities of the Corporation offered by the Corporation for its own account, on an underwritten basis or otherwise. The Corporation shall be obligated to prepare, file and cause to become effective only one (1) registration statement pursuant to this Section 6(b).

(ii) If such registration statement is not effective by the Initial Conversion Date (or December 15, 1997 if, prior to August 1, 1997, the Corporation has offered all Holders the opportunity to participate in a registration under
Section 6(a) without reduction in the number of Common Shares included), then each Holder of Preferred Stock shall receive two-year warrants to acquire an additional two shares of Common Stock for each share of Preferred Stock purchased by such Holder from the Company. Each such Holder shall receive an additional warrant for every thirty (30) days thereafter that a registration statement is not effective. Such a warrant shall be exercisable at a price equal to the lesser of (A) eighty-five percent (85%) of the Lodestar Price, or (B) eighty-five percent (85%) of the average closing bid price of the Corporation's Common Stock for the thirty (30) trading days immediately preceding the date of issuance of the warrant.

(c) Registration Procedures.
If and whenever the Corporation is required by the provisions of this Section 6 to effect the registration of any Common Shares under the Securities Act, the Corporation will:

(i) prepare and file with the Commission a registration statement with respect to such securities, such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary and use its best efforts to cause such registration statement to become and remain effective for two (2) years, unless such continued effectiveness is not reasonably necessary to effect the sale of such securities;

(ii) furnish to the Holders and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as the underwriters may reasonably request in order to facilitate the public offering of such securities;

(iii) use its best efforts to register or qualify the securities covered by such registration statement under the state securities or blue sky laws of such jurisdictions as the underwriters or the holders of a majority of the Common Shares for which registration has been requested may reasonably request, except that the Corporation shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified; and

(iv) prepare and promptly file with the Commission and promptly notify the Holders of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(d) Expenses.
With respect to any registration of Common Shares pursuant to this Section 6, the Corporation shall bear the following fees, costs and expenses: printing expenses, fees and disbursements of counsel and accountants for the Corporation, fees and disbursements of counsel for the underwriter or underwriters of such securities, all internal Corporation expenses, filing fees with the Commission and the National Association of Securities Dealers, Inc., legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered, and the premiums and other costs of policies of insurance against liability arising out of the public offering. To the extent permitted under applicable law, the Corporation shall bear all underwriting discounts and commissions and transfer taxes of the Holders. Fees and disbursements of counsel and accountants for the Holders, and any other expenses incurred by the Holders not expressly included above, shall be borne by the Holders.

(e) Indemnification.
In the event that any Common Shares owned by Holders are included in a registration statement under this Section 6:

(i) The Corporation will indemnify and hold harmless each Holder, and its officers, directors, agents, employees, and control persons from and against any and all loss, damage, liability, cost and expense to which such Holder may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Corporation will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by or on behalf of such Holder.

(ii) Each Holder will indemnify and hold harmless the Corporation and any underwriter and their respective officers, directors, agents, employees, and control persons from and against any and all loss, damage, liability, cost or expense to which the Corporation or any underwriter may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with information furnished in writing by the Holder.

(iii) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (i) or (ii) of this Section 6(e) of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph (i) or (ii), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said paragraph (i) or (ii) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (A) the indemnified party shall have employed counsel in accordance with the proviso of the preceding sentence, (B) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (C) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

(f) Termination.
The Corporation's obligations under this Section 6 shall terminate as to any Common Shares issued or issuable upon conversion of Series A Preferred Stock if such Common Shares may be transferred and taken by the transferee thereof without further restriction on transfer under the Securities Act.

IN WITNESS WHEREOF, the Corporation has caused its corporation seal to be affixed hereto and this to be signed by its President and attested by its Secretary this 25th day of March, 1997.

                                        BAB HOLDINGS, INC.

                                        By: /s/ MICHAEL W. EVANS
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Subscribed and sworn to before me this 25th day of March, 1997.

/s/ THEODORE P. NONCEK
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